                                    Exhibit 2

                            Stock Purchase Agreement


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into on February 13, 2001, by and between Rich Acquisitions, L.L.C., a Michigan limited liability company (the "Investor") and Medinex Systems, Inc., a Delaware corporation (the "Company").

                                R E C I T A L S:

         A. The Company has authorized the sale and issuance of an aggregate of 6,896,552 shares of the Company's common stock, par value $.01 per share (the "Common Stock").

         B. Investor desires an option to purchase t portion of the Common Stock hereunder and to acquire a warrant to purchase additional Common Stock, and the Company desires to issue and sell a portion of the Common Stock and a warrant to Investor on the terms and conditions set forth herein (the Common Stock sold herein shall also hereinafter be referred to as the "Securities").

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties agree as follows:

         1.       SALE AND PURCHASE.

                  1.1 PAYMENT AND RECEIPT. Subject to the terms and conditions of this Agreement, and upon the exercise of its option upon completion of its due diligence review, as described below in Section 1.7, Investor may buy and the Company shall sell and issue 3,448,276 shares of the Common Stock at a price of $.29 per share of Common Stock, for a total consideration to the Company of One Million Dollars ($1,000,000.00) (the "Purchase Price").

                  1.2 PAYMENT OF THE PURCHASE PRICE. At the Closing, Investor shall deliver to the Company cash in the amount of One Million Dollars ($1,000,000.00), by bank cashier's or certified check payable to the order of Company or by wire transfer to an account specified in writing by the Company.

                  1.3 WARRANT. In consideration hereof, Company shall also issue at Closing a warrant to Investor for the purchase of 3,448,276 shares of common stock to Investor at a price of $.61 per share of Common Stock, in accordance with the terms and conditions of the Warrant, in the form attached hereto as Exhibit A.

                  1.4 CLOSING. The closing of the purchase and sale of the Securities (the "Closing") shall occur within three (3) days after notice and delivery by Investor of the Closing obligations specified in Section 1.6 below, and such notice shall be delivered on or before forty-five (45) from the date hereof, at the Company's offices at 806 W. Clearwater Loop, Suite N, Post


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Falls, Idaho 83854, at 10:00 a.m. (local time), or at such other time and place as the Company and Investor mutually agree, in writing (the date of the Closing is hereinafter referred to as the "Closing Date").

                  1.5 CLOSING OBLIGATIONS OF THE COMPANY.

         At the Closing, the Company will deliver to Investor:

                           (a)      stock certificates representing the
3,448,276 shares of Company's Common Stock being purchased by Investor pursuant to this Agreement;

                           (b)      a warrant to purchase 3,448,276 shares of
the Company's Common Stock in the form attached hereto as Exhibit A; and

                           (c)      a certificate executed by the President and
Chief Executive Officer of the Company representing and warranting to Investor that each of the Company's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

                  1.6 CLOSING OBLIGATIONS OF INVESTOR. At the Closing, Investor will deliver to the Company:

                           (a)      the Purchase Price specified in Section 1.1
above; and

                           (b)      a certificate executed by the Chief
Executive Officer of Investor to the effect that, except as otherwise stated in such certificate, each of Investor's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

                  1.7 DUE DILIGENCE REVIEW. Investor shall have a period of up to forty-five (45) days to conduct a review and investigation of the Company for purposes of evaluating the transactions contemplated by this Agreement. Company agrees to cooperate with Investor by providing information reasonably requested by Investor, subject to any limitations on disclosure imposed on Company, as a publicly-held corporation, under applicable state or federal securities laws or Nasdaq or other listing agency regulations and guidelines. Investor may, at its sole option and discretion, close the transaction contemplated hereunder at anytime prior to the expiration of the aforementioned 45-day period by notifying Company in writing and fulfilling the obligations set forth above in Section 1.6.

         2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Investor that the following statements are true and correct:

                  2.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite company power and authority to own and operate its properties and assets and to carry on its business as now conducted


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and as proposed to be conducted. The Company has made available to Investor or counsel to Investor copies of its Articles of Incorporation and By-Laws (the "Charter Documents"). Said copies of the Charter Documents are true, correct and complete and contain all amendments as of the date of this Agreement.

                  2.2 COMPANY POWER. The Company has all requisite legal and company power (i) to execute and deliver this Agreement, (ii) to sell and issue the Securities hereunder, and (iii) to carry out the provisions of this Agreement.

                  2.3 AUTHORIZATION. All company action on the part of the Company necessary for the authorization, execution and delivery of this Agreement has been taken as of the date of this Agreement, and this Agreement, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

                  2.4 VALID ISSUANCE OF SECURITIES. The Securities that are being issued to Investor hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and. free of restrictions on transfer other than restrictions on transfer tinder this Agreement and applicable Federal and state securities laws.

                  2.5 FULL DISCLOSURE. This Agreement and all other documents delivered by the Company to Investor or its attorneys or agents in connection herewith or with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact nor, to the Company's knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. To the Company's knowledge, other than matters of a general economic nature, there are no facts which (individually or in the aggregate) materially affect the business, assets, liabilities, financial condition, prospects or operations of the Company that have not been set forth in this Agreement or in other documents delivered to Investor or its attorneys or agents in connection herewith.

         3. REPRESENTATIONS AND WARRANTIES OF INVESTOR. Investor hereby represents and warrants to the Company that the following statements are true and correct:

                  3.1 ORGANIZATION; POWER AND CAPACITY. Investor is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Michigan. Investor has all requisite company power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Investor has all requisite legal power and capacity (i) to execute and deliver this Agreement,
(ii) to


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purchase and hold the shares of Common Stock issued hereunder, and (iii) to carry out the provisions of this Agreement.

                  3.2      SECURITIES MATTERS.

                           (a)      This Agreement is made with Investor in
reliance upon Investor's representation to the Company, which by Investor's execution of this Agreement, Investor hereby confirms, that the Securities to be acquired by Investor will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except Investor may, subject to the restrictions set forth in this Agreement and if applicable, transfer the Securities to a person or entity that directly or indirectly, through one or more intermediaries, controls or is under common control with Investor. By executing this Agreement, Investor further represents that Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities.

                           (b)      Investor has discussed the Company's
business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company's management and has reviewed the Company's books, records and facilities and obtained all additional information necessary to verify the accuracy of the information supplied or to which it has access. Investor understands that such discussions, as well as any written information delivered by the Company to Investor, were intended to describe the aspects of the Company's business that it believes to be material. Investor represents and acknowledges that it has utilized the services of its own professionals to evaluate the merits and risks of this investment. Investor represents and acknowledges that it has been solely responsible for its own "due diligence" investigation of the Company and its management and business, for its own analysis of the merits and risks of this investment, and for its own analysis of the fairness, desirability, and tax consequences of the terms of the investment. Investor acknowledges that the terms and conditions of the Securities being acquired hereby have been determined through negotiation between the parties and bear no relationship to the assets or book value of the Company, or other customary investment criteria.

                           (c)      This Agreement and all other documents
delivered by Investor to the Company or its attorneys or agents in connection herewith or with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact nor, to Investor's knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

                           (d)      Investor understands that the Securities
have not been, and will not be, registered under the Securities Act of 1933 (the "Securities Act"), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Investor's representations as expressed herein. Investor understands that the Securities are "restricted securities"


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under applicable Federal and state securities laws and that, pursuant to these laws, Investor must hold the Securities indefinitely unless (i) there is an effective registration covering such Securities under the Securities Act and applicable state securities laws, (ii) it first receives a letter from an attorney, acceptable to the Company's board of directors or its agents, stating that in the opinion of the attorney the proposed transfer is exempt from registration under the Securities Act and under all applicable state securities laws, or (iii) the transfer is made pursuant to Rule 144 under the Securities Act. Investor acknowledges that the Company has no obligation to register or qualify the Securities for resale. Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company that are outside of Investor's control, an([ which the Company is under no obligation and may not be able to satisfy.

                           (e)      Investor understands that the Securities,
and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT EITHER (i) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR (11) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION SUPPORTED BY AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY; OR (iii) THE TRANSFER IS MADE PURSUANT TO RULE 144 UNDER THE SECURITIES EXCHANGE ACT OF 1933."

                           (f)      Investor is an accredited investor as
defined in Rule 501 (a) of Regulation D promulgated under the Securities Act, a summary of which is attached hereto as SCHEDULE 3.4(F), and is familiar with the foregoing Regulation D. Investor acknowledges that the Company has a limited operating history and that an investment in the Securities involves a high degree of risk. Investor is able to fend for itself in evaluating and consummating the transactions contemplated by this Agreement, can bear the economic risk of its investment (including a possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Investor is entering into this Agreement without knowledge of any public solicitation or general advertising by the Company related to the Securities.

         4.       GENERAL PROVISIONS.

                  4.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Delaware. Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for Delaware and of any Delaware court


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sitting in the State of Delaware for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

                  4.2 SURVIVAL. The representations, warranties, covenants and agreements made herein or pursuant hereto shall survive the completion of the transactions contemplated hereby.

                  4.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of any Securities from time to time.

                  4.4 ENTIRE AGREEMENT. This Agreement and the other documents delivered pursuant hereto or in connection herewith constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and no party shall be liable or bound to any other in any matter by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

                  4.5 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and unenforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  4.6 AMENDMENT AND WAIVER. This Agreement may be amended or modified only upon the written consent of the Company and Investor.

                  4.7 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

                           (a)      upon personal delivery to the party to be
notified;

                           (b)      when sent by confirmed telex or facsimile if
sent during normal business hours of the recipient, if not, then on the next business day;

                           (c)      five (5) days after having been sent by
registered or certified mail, return receipt requested, postage prepaid; or

                           (d)      one (1) day after deposit with a nationally-
recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company and Investor at the addresses set forth or at such other address as the Company or Investor may designate by ten (10) days' advance written notice to the other party hereto.



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                  4.8 EXPENSES. All legal fees and other expenses incurred on behalf of either party in connection with this Agreement, the documents referred to herein and the transactions contemplated hereby shall be home by the respective parties incurring such expenses.

                  4.9 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

                  4.10 COUNTERPARTS AND EXECUTION. This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same instrument.

                  4.11 TITLES AND SUBTITLES. The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                  4.12 PRONOUNS. All pronouns contained herein and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties hereto may require.

                  4.13 PUBLICITY. No announcement in a press release, advertisement, professional or trade publication, mass marketing materials or otherwise to the general public relating to the investment transaction contemplated by this Agreement shall be made by either the Company or Investor without the other parties' prior consent, except as required by law.

                  4.14 PRESUMPTION. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party. Investor acknowledges that it has had sufficient opportunity to obtain advice from its own counsel in regards to the drafting and creation of this Agreement.


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





         IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.


                                    COMPANY:

                                    MEDINEX SYSTEMS, INC, A DELAWARE
                                    CORPORATION


                                    By: /s/Anthony J. Paquin
                                       --------------------------------------
                                       Anthony J. Paquin,
                                       President and
                                       Chief Executive Officer


                                    ADDRESS FOR NOTICE:

                                    806 W. Clearwater Loop, Suite N
                                    Post Falls, Idaho 83854


                                    INVESTOR:

                                    RICH ACQUISITIONS, L.L.C., a
                                    Michigan limited liability
                                    company


                                    By: /s/ Howard Rich
                                       --------------------------------------
                                        Howard Rich, Manager


                                    ADDRESS FOR NOTICE:

                                    -------------------------

                                    -------------------------





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                                 SCHEDULE 3.4(F)

                        DEFINITION OF ACCREDITED INVESTOR

An investor is "accredited" if he, she or it is:



A bank as defined in Section 3(a)(2) of the Securities Act of 1933, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act of 1933, whether acting in its individual or fiduciary capacity.

A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

An insurance company as defined in Section 2(a)(13) of the Securities Act of 1933.

An investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of such act.

A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000.

An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment is made by a plan fiduciary as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are otherwise accredited investors.

A private business development company as defined in Section 202(a)(22) of the Investment Advisor Act of 1940.

An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership (in each case not formed for the specific purpose of acquiring the Securities) with total assets in excess of $5,000,000.

Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer or general partner of a general partner of that issuer.

A natural person whose net worth, individually or jointly with spouse, exceeds $1,000,000 at the time of purchase of the Securities (including the value of that person's principal residence valued at either (x) cost, including cost of improvements, net of current encumbrances on the property, or (y) the appraised value of the


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property as determined by a written appraisal used by an institutional lender making a loan to that person secured by the property, including subsequent improvements, net of current encumbrances on the property).

A natural person who had an individual income in excess of $200,000 in each of the two most recent calendar years or joint income with spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same level of income in the current calendar year.

A trust with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Securities.

Any entity in which all the equity owners are accredited investors (i.e., by virtue of their meeting any of the other tests for an "accredited investor").






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                      Exhibit A to Stock Purchase Agreement


        VOID AFTER 5:00 P.M. EASTERN STANDARD TIME, ON DECEMBER 1, 2005.

NEITHER THIS WARRANT NOR THE WARRANT STOCK HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE COMPANY WILL NOT TRANSFER THIS WARRANT OR THE WARRANT STOCK UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION COVERING SUCH WARRANT OR SUCH WARRANT STOCK, AS THE CASE MAY BE, UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATES SECURITIES LAWS, (II) IT FIRST RECEIVES A LETTER FROM AN ATTORNEY, ACCEPTABLE TO THE BOARD OF DIRECTORS OR ITS AGENTS, STATING THAT IN THE OPINION OF THE ATTORNEY THE PROPOSED TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR (III) THE TRANSFER IS MADE PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933.



                              MEDINEX SYSTEMS, INC.
                            (A DELAWARE CORPORATION)

                  WARRANT FOR THE PURCHASE OF 3,448,276 SHARES
                                 OF COMMON STOCK
                            PAR VALUE $.01 PER SHARE

         FOR VALUE RECEIVED, Medinex Systems, Inc. (the "Company"), a Delaware corporation, hereby certifies that Rich Acquisitions, L.L.C., a Delaware limited liability company, or assigns (the "Holder"), is entitled, subject to the provisions of this Warrant, to purchase from the Company at any time, or from time to time during the period commencing on the date hereof and expiring at 5:00 p.m. Eastern Standard Time, on December 1, 2005 (the "Expiration Date"), up to 3,448,276 fully paid and non-assessable shares of Common Stock at a price of $ .61 per share (the "Exercise Price").

         The term "Common Stock" means the Common Stock, par value $.01 per share, of the Company as constituted on February 12, 2001 (the "Base Date"), together with any other equity securities that may be issued by the Company in respect thereof or in substitution therefor. The number of shares of Common Stock to be received upon the exercise of this Warrant may be adjusted from time to time as hereinafter set forth. The shares of Common Stock deliverable or delivered upon such exercise, as adjusted from time to time, are hereinafter referred to as "Warrant Stock."

         Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant certificate, and (in the case of loss, theft or destruction) of satisfactory indemnification, and upon surrender and cancellation of this Warrant certificate, if mutilated, the Company shall execute and deliver a new Warrant certificate of like tenor and date.

         1. EXERCISE OF WARRANT.

                  1.1 This Warrant may be exercised, subject to the requirements set forth below, in whole, or in part, at any time during the period commencing on the date hereof and expiring at 5:00 p.m. Eastern Standard Time on the Expiration Date set forth above, or, if such day is a day on which banking institutions in Post Falls, Idaho are authorized by law to close, then on the next succeeding day that shall not be such a day, by presentation and surrender of this Warrant certificate to the Company at its principal office, or at the office of its stock transfer agent, if any, with the Warrant Exercise Form attached hereto duly executed and accompanied by payment (either in cash or by certified or official bank check, payable to the order of the Company) of the aggregate Exercise Price for the number of shares specified in such form and instruments of transfer, if appropriate, duly executed by the Holder. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant certificate for cancellation, execute and deliver a new Warrant certificate evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

                  1.2 Upon receipt by the Company of this Warrant certificate, together with the Exercise Price, at its office, or by the stock transfer agent of the Company at its office, if any, in proper form for exercise as described above, together with an agreement to comply with the restrictions on transfer and related covenants contained herein and a representation as to investment intent and any other matter required by counsel to the Company, signed by the Holder (and if other than the original Holder accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Warrant), the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, even if the stock transfer books of the Company shall then be closed or certificates representing such shares of Common Stock shall not have been delivered to the Holder. The Holder shall pay any, and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on exercise of this Warrant. The Company shall promptly thereafter issue certificate(s) evidencing the Common Stock so purchased.

         2. RESERVATION OF SHARES. The Company shall at all times reserve for issuance and delivery upon exercise of this Warrant all shares of Common Stock or other shares of capital stock of the Company (and other securities) from time to time receivable upon exercise of this Warrant. All such shares (and other securities) shall be duly authorized and, when issued upon exercise, shall be validly issued, fully paid and non-assessable.

         3. NO FRACTIONAL SHARES. No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant, but the Company shall pay the Holder an amount equal to the fair market value of such fractional share of Common Stock in lieu of each fraction of a share otherwise called for upon any exercise of this Warrant. For purposes of this Warrant, the fair market value of a share of Common Stock shall equal the closing sale price (or if not available the average of the closing bid and asked prices) on the business day prior to exercise of this Warrant, or, if the Common Stock is then not publicly traded, then the price determined in good faith by the Board of Directors of the Company.

         4. TRANSFER.

                  4.1 SECURITIES LAWS. Neither this Warrant nor the Warrant Stock have been registered under the Securities Act of 1933. The Company will not transfer this Warrant or the Warrant Stock unless (1) there is an effective registration covering such Warrant or such shares, as the case may be, under the Securities Act of 1933 and applicable states securities laws, (ii) it first receives a letter from an attorney, acceptable to the Company's board of directors or its agents, stating that in the opinion of the attorney the proposed transfer is exempt from registration under the Securities Act of 1933 and under all applicable state securities laws, or (iii) the transfer is made pursuant to Rule 144 under the Securities Act of 1933.

                  4.2 CONDITIONS TO TRANSFER. Prior to any such proposed transfer, and as ;a condition thereto, if such transfer is not made pursuant to an effective registration statement under the Securities Act of 1933, the Holder will, if requested by the Company, deliver to the Company (i) an investment covenant signed by the proposed transferee, (ii) an agreement by such transferee that the restrictive investment legend set forth above be placed on the certificate or certificates representing the securities acquired by such transferee, (iii) an agreement by such transferee that the Company may place a "stop transfer order" with its transfer agent or registrar, and (iv) an agreement by the transferee to indemnify the Company to the same extent as set forth in the next succeeding paragraph.

                  4.3 INDEMNITY. The Holder acknowledges that the Holder understands the meaning and legal consequences of this section, and the Holder hereby agrees to indemnify and[ hold harmless the Company, its representatives and each officer and director thereof from and[ against any and all loss, damage or liability (including all attorneys' fees and costs incurred in enforcing this indemnity provision) due to or arising out of (a) the inaccuracy of any representation or the breach of any warranty of the Holder contained in, or any other breach of, this Warrant, (b) any transfer of any of this Warrant or the Warrant Stock in violation of the Securities Act of 1933, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated under either of such acts, (c) any transfer of this Warrant or any of the Warrant Stock not in accordance with this Warrant or (d) any untrue statement or omission to state any material fact in connection with the investment representations or with respect to the facts and representations supplied by the Holder to counsel to the Company upon which its opinion as to a proposed transfer shall have been based.

                  4.4 TRANSFER. Except as specifically restricted hereby, this Warrant and the Warrant Stock issued may be transferred by the Holder in whole or in part at any time or from time to time. Upon surrender of this Warrant certificate to the Company or at the office of its stock transfer agent, if any, accompanied by a request for transfer of this Warrant to a transferee, and accompanied by funds sufficient to pay any transfer tax, and upon compliance with the foregoing provisions, the Company shall, without charge, execute and deliver a new Warrant certificate in the name of the assignee named in such instrument of assignment, and this Warrant certificate shall promptly be canceled. Any assignment, transfer, pledge, hypothecation or other disposition of this Warrant attempted contrary to the provisions of this Warrant, or any levy of execution, attachment or other process attempted upon this Warrant, shall be null and void and without effect.

         5. RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Warrant.

         6. RIGHT TO CALL. If the Company's Common Stock price exceeds $.98 per share for at least 20 consecutive trading days, the Company will have the right to call this Warrant. Such right is contingent upon the existence of an effective registration statement at the time of the call with respect to the Common Stock. The Company shall give notice of its election to call this Warrant by mailing a copy of such notice to the Holder not less than 15 days prior to the date on which the Company redeems this Warrant. Failure to give notice, or any defect in a notice or in the mailing thereof, will not affect the validity of the call. If only a portion of the warrants of the same tenor as this Warrant then outstanding is to be redeemed at a given time, the Company shall select the warrants to be redeemed by lot or pro rata, in whatever reasonable manner the board of directors of the Company determines. From and after the date of call specified in the notice, all rights of the Holder hereof as a warrant holder in the Company shall cease, except for the right to exercise this Warrant prior to the date on which the Company redeems this Warrant. As of the date on which the Company redeems this Warrant, this Warrant shall be canceled and no longer be deemed to be outstanding.

         7. ANTI-DILUTION PROVISIONS.

                  7.1 STOCK SPLITS, DIVIDENDS, ETC.

                           7.1.1 If the Company shall at any time subdivide its
outstanding shares of Common Stock (or other securities at the time receivable upon the exercise of the Warrant) by recapitalization, reclassification or split-up thereof, or if the Company shall declare a stock dividend or distribute shares of Common Stock to its stockholders, the number of shares of Common Stock subject to this Warrant immediately prior to such subdivision shall be proportionately increased, and if the Company shall at any time combine the outstanding shares of Common Stock by recapitalization, reclassification or combination thereof, the number of shares of Common Stock subject to this Warrant immediately prior to such combination shall be proportionately decreased. Any such adjustment and adjustment to the Exercise Price pursuant to this section shall be effective at the close of business on the effective date of such subdivision or combination or if any adjustment is the result of a stock dividend or distribution then the effective date for such adjustment based thereon shall be the record date therefor.

                           7.1.2 Whenever the number of shares of Common Stock
purchasable upon the exercise of this Warrant is adjusted, as provided in this section, the Exercise Price shall be adjusted to the nearest cent by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

                  7.2 ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION, MERGER, ETC. In case of any reorganization of the Company (or any other corporation, the securities of which are at the time receivable on the exercise of this Warrant) after the Base Date or in case after such date the Company (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then, and in each such case, the Holder of this Warrant upon the exercise as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the securities and property receivable upon the exercise of this Warrant prior to such consummation, the securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto; in each such case, the terms of this Warrant shall be applicable to the securities or property received upon the exercise of this Warrant after such consummation.

                  7.3 CERTIFICATE AS TO ADJUSTMENTS. In each case of an adjustment in the number of shares of Common Stock receivable on the exercise of this Warrant, the Company at its expense shall promptly compute such adjustment in accordance with the terms of the Warrant and prepare a certificate executed by an officer of the Company setting forth such adjustment and showing the facts upon which such adjustment is based. The Company shall forthwith mail a copy of each such certificate to each Holder.

                  7.4 NOTICES OF RECORD DATE, ETC. In case:

                           7.4.1 the Company shall take a record of the holders
of its Common Stock (or other securities at the time receivable upon the exercise of the Warrant) for the purpose of entitling them to receive any dividend (other than a cash dividend at the same rate as the rate of the last cash dividend theretofore paid) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, or to receive any other right; or

                           7.4.2 of any voluntary or involuntary dissolution,
liquidation or winding-up of the Company, then, and in each such case, the Company shall mail or cause to be mailed to each Holder a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any, to be fixed, as to which the holders of record of Common Stock (or such other securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least twenty (20) days prior to the date therein specified, and this Warrant may be exercised prior to said date during the term of the Warrant.

                  7.5 THRESHOLD FOR ADJUSTMENTS. Anything in this section to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment until the cumulative resulting adjustment in the Exercise Price pursuant to Subsection 7.1.2 shall have required a change of the Exercise Price by at least $0.10, but when the cumulative net effect of more than one adjustment so determined shall be to change the Exercise Price by at least $0.10, such full change in the Exercise Price shall thereupon be given effect. No adjustment shall be made by reason of the issuance of shares upon conversion rights, stock issuance rights or similar rights currently outstanding or any change in the number of treasury shares held by the Company.

         8. REGISTRATION RIGHTS. The Holder of this Warrant is entitled to certain "demand" and "piggyback" registration rights with respect to the Warrant Stock as set forth in the Registration Rights attached hereto as Exhibit A.

         9. LEGEND AND STOP TRANSFER ORDERS. Unless the shares of Warrant Stock have been registered under the Securities Act of 1933, upon exercise of any of this Warrant and the issuance of any of the shares of Warrant Stock, the Company shall instruct its transfer agent, if any, to enter stop transfer orders with respect to such shares, and all certificates representing shares of Warrant Stock shall bear on the face thereof substantially the following legend, insofar as is consistent with federal and state law:

         This certificate has not been registered under the Securities Act of 1933. The Company will not transfer this certificate unless (i) there is an effective registration covering the shares represented by this certificate under the Securities Act of 1933 and all applicable state securities laws, (ii) it first receives a letter from an attorney, acceptable to the board of directors or its agents, stating that in the opinion of the attorney the proposed transfer is exempt from registration under the Securities Act of 1933 and under all applicable state securities laws, (iii' the transfer is made pursuant to Rule 144 under the Securities Act of 1933.

         10. OFFICER'S CERTIFICATE. Whenever the number or kind of securities purchasable upon exercise of this Warrant or the Exercise Price shall be adjusted as required by the provisions hereof, the Company shall forthwith file with its Secretary or Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted number of kind of securities purchasable upon exercise of this Warrant and the adjusted Exercise Price determined as herein provided and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustments. Each such officer's certificate shall be made available at all reasonable times for inspection by the Holder and the Company shall, forthwith after each such adjustment, mail by certified mail a copy of such certificate to the Holder.

         11. NOTICE. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt, if to the Holder, at his/her address as shown on the books of the Company, and if to the Company, at its principal office, 806 West Clearwater Loop, Suite N, Post Falls, Idaho 83854. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

         12. BINDING EFFECT. The provisions of this Warrant shall be binding upon and inure to the benefit of (i) the parties hereto, (ii) the successors and assigns of the Company, (iii) if the Holder is a corporation, partnership, or other business entity, the successors and assignee of the Holder, and (iv) if the Holder is a natural person, the assignees, heirs, and personal representative of the Holder.

         13. PRONOUNS. Any masculine personal pronoun shall be considered to mean the corresponding feminine or neuter personal pronoun, as the context requires.

         DATED this 13th day of February, 2001.


                                           MEDINEX SYSTEMS, INC., a Delaware
                                           corporation


                                           By:/s/ Anthony J. Paquin
                                              ----------------------------------
                                                Anthony J. Paquin, President

                              WARRANT EXERCISE FORM


         The undersigned hereby irrevocably elects to exercise the within
Warrant to the extent of purchasing            shares of Common Stock of Medinex
Systems, Inc. and hereby makes payment of $              in payment therefor.




----------------                                     ---------------------------
Date                                                 Signature


                                                     ---------------------------
                                                     Signature

                              EXHIBIT A TO WARRANT

                              REGISTRATION RIGHTS

The purchase of the Securities described in the attached Warrant will create certain registration rights as follows:

(1) The holders of Registrable Securities will have the night to one (but not more than one) "demand" registration. Subject to the limitations of subparagraph 4 below, such "demand" registration may be requested at any time following a period of one year after the closing of an initial public offering of shares of Common Stock of the Company ("IPO"), if any, by the delivery of a written demand to the Company. Such demand must be executed by the Majority Holders (as defined below) and must request the registration of not less than 50% of the Registrable Securities. Any such demand shall also state the names of the holders requesting registration, the number of Registrable Securities they wish to register and such holders' plan of distribution.

         Following a demand that meets the requirements described above, the Company will as expeditiously as possible, but not later than 60 days after receipt of the demand, prepare and file with the Securities and Exchange Commission ("Commission") a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended methods of distribution thereof, and use its best efforts to cause such filed registration statement to become effective as soon as possible and to remain current for a period of not less than the greater of (i) 9 months from the effective date thereof, or (ii) sixteen months from the date of the last audited financial statements contained in such Registration Statement.

         In connection with a "demand" registration, the Company will use
         its best efforts to        (i) register or qualify the Registrable
                                    Securities under such other securities or blue sky laws of such jurisdictions in the United States as any holder thereof, reasonably (in light of such holder's intended plan of distribution) requests and
                                    (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such selling holder to consummate the disposition of the Registrable Securities owned by such selling holder; provided that the Company will not be required to (iv) qualify generally to do business in any Jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (v) subject itself to taxation in any such jurisdiction or (vi) consent to general services of process in any such jurisdiction.

         If the Company furnishes to the Majority Holders who have requested a "demand" registration a certificate signed by the President of the Company that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to cause a "demand" registration statement to become effective will be deferred for a period not to exceed 180 days from the date of receipt by the Company of the "demand" registration request.

(2) The holders of Registrable Securities will have one "demand" registration right subject to an underwriter's out clause, and will have unlimited rights to "piggyback" on a registration initiated by the Company subject to an underwriter's out clause.

         If at any time after the completion of the IPO, if any, the Company shall determine to register any of its securities, either for its own account or the account of security holders, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a transaction covered by Commission Rule 145, the Company will promptly give to each holder of Registrable Securities written notice of the proposed registration and will include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by holders of Registrable Securities within 20 days after receipt of such written notice from the Company.

         In the event the Company gives notice of a proposed registration as described above that involves an underwriting, the Company shall so advise the holders of Registrable Securities as a part of the written notice given to them. In such event the right of any holder to participate in such registration shall be conditioned upon such holder's participation in such underwriting, and the inclusion of such holder's Registrable Securities in the underwriting shall be subject to the limitations provided herein. All holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company and any other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.

         Anything herein to the contrary notwithstanding, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of securities to be included in the secondary portion of such registration. The Company shall so advise all holders of Registrable Securities and any other holders distributing their securities through such underwriting, and the number of shares of Registrable Securities and other outstanding securities that may be included in the registration and underwriting shall be allocated among all holders thereof in proportion, as nearly as practicable, to the respective amounts of securities entitled to inclusion in such registration held by all such holders at the time of filing the registration statement. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any holder to the nearest 100 shares. If any holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any Registrable Securities excluded from such underwriting shall be withdrawn from such registration but will remain eligible for one additional "piggyback" registration pursuant to the procedures described above.

(3) In connection with any "demand" or "piggyback" registration, the Company shall pay the following registration expenses: (i) all registration and filing fees of the Commission and the National Association of Securities Dealers, Inc., (ii) fees and expenses incurred in complying with state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with any listing of the Registrable Securities, and (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company. The Company shall have no obligation to pay any underwriting fees, discounts, commissions, accounting or other expenses attributable to the sale of Registrable Securities, or any out-of-pocket expenses of the selling holders (or the agents who manage their accounts) including the expenses of any legal counsel selected by the selling holders to represent them in connection with the sale of the Registrable Securities.

(4) Except as described above in connection with Registrable Securities excluded from an underwritten "piggyback" registration, the Company shall have no further obligation to register any Registrable Securities after it has completed one "demand" registration or "piggyback" registration, as the case may be. The Company will have no obligation to include in any "demand" or "piggyback" registration statement any shares of the Registrable Securities that are eligible for sale pursuant to Rule 144 under the Act. In addition, the Company will have no obligation to register any of the Registrable Securities after the second anniversary of the earlier to occur of (i) the expiration date of the Warrants or (ii) the date upon which all of the Warrants have been exercised in full.

(5) For purposes of the foregoing, the following terms have the meanings set forth below:

                  (i) The term "Registrable Securities" means the shares of Common Stock included in the Preferred Stock

                  (ii) The term "Majority Holders" means the holders holding in the aggregate more than 50% of the Registrable Securities

(6) Following a Demand, the Company will as expeditiously as possible, but not later than 60 days after receipt of the Demand, prepare and file with the Securities and Exchange Commission ("Commission") a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended methods of distribution thereof, and use its best efforts to cause such filed registration statement to become closing as soon as possible and to remain current for a period of not less than the greater of (i) 9 months from the closing date thereof, or (ii) 16 months from the date of the last audited financial statements contained in, such Registration Statement.